EXHIBIT 99.1

For Release 7:30 a.m. CDT July 21, 2005

Media Contact:
Perot Systems Corporation
Joe McNamara
phone: (972) 577-6165
fax: (972) 577-4484
Joe.McNamara@ps.net

Perot Systems to Acquire Leading
Life Insurance Administration
Provider

TAG Seen as Strategic Fit to Expand Transactional Business
Process Capability to Insurance Processing Market

PLANO, TX — July 21, 2005 — Perot Systems Corporation (NYSE: PER) today announced an agreement to acquire Technical Management, Inc. and its subsidiary Transaction Applications Group (TAG), a leading provider of policy administration and business process services to the life insurance industry. Perot Systems will acquire all the stock of TAG for $65 million in cash, plus up to $18 million more if certain performance targets are met. The acquisition is expected to close within the next month.

“TAG is an excellent addition of life insurance and annuity processing expertise and intellectual property to Perot Systems’ global business process capabilities,” said Peter Altabef, president and CEO of Perot Systems. “During the past three years, Perot Systems has built a set of industry-focused business process offerings that have enabled us to better and more comprehensively serve our clients. The talent and experience of more than 850 new team members from TAG will help position the company to capitalize on promising growth opportunities in the life insurance and annuity sectors and add to our existing claim and administration processing capabilities in the healthcare sector.”

TAG, located in Lincoln, Nebraska, provides full-service back office administrative and technical support to life, health and annuity providers.

The company had revenues of $44.2 million in 2004, an increase of 45 percent over the previous year.

“We see the unique combination of capabilities and culture created by TAG and Perot Systems as the perfect platform for achieving our long-term plans for growth, diversification and customer care,” said TAG President Brian Baxter. “We will now be able to provide a powerful suite of technology infrastructure, applications and consulting services to our insurance customers while offering additional career development opportunities to our associates — all with a partner who shares our fundamental commitment to delivering no-nonsense, high-quality customer service.”

The acquisition of TAG builds upon Perot Systems’ technology-enabled global business process operations, which include industry-specific solutions targeted toward healthcare, government and commercial customers, in addition to finance and accounting processing functions. Following the acquisition of TAG, approximately 18% of Perot Systems’ revenue, or approximately $350 million annually, will come from business process-related services provided by more than 4,700 team members globally.

The closing of the acquisition is subject to final regulatory approvals and other customary conditions.

About TAG

TAG, located in Lincoln, Nebraska, is a full-service administrative services provider for life, annuity and traditional health insurance carriers supporting both active and closed books of business. With its proprietary policy administration software platform LifeSys ™, with its exclusive workflow and case management tool Underwriter Workdesk, and with more than 30 clients and 850 employees, TAG provides excellent service to its carrier partners, their producers and over 2.5 million policyholders.

About Perot Systems

Perot Systems is a worldwide provider of information technology services and business solutions. Through its flexible and collaborative approach, Perot Systems integrates expertise from across the company to deliver custom solutions that enable clients to accelerate growth, streamline operations and create new levels of customer value. Headquartered in Plano, Texas, Perot Systems reported 2004 revenue of $1.8 billion. The company has more than 15,000 associates located in North America, Europe, and Asia. Additional information on Perot Systems is available at www.perotsystems.com

This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “forecasts,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Past financial performance is not indicative of future results. Please refer to our Annual Report on Form 10-K, as filed with the U.S. Securities and Exchange Commission and available at www.sec.gov, for additional information regarding risk factors, including the risk factor “If we fail to successfully integrate acquired entities, our profits may be less and our operations more costly or less efficient.” We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments, or otherwise.

###